Exhibit (e)(1)

GENERAL DISTRIBUTION AGREEMENT

As Amended February 14, 2017

AGREEMENT, originally effective commencing on April 17, 2000 as amended May 19, 2004, February 28, 2006, and January 12, 2012 , is further amended Februar7 14, 2017 between CAPSTONE ASSET PLANNING COMPANY (the "Distributor"), a Delaware corporation having its principal place of business in Houston, Texas, and STEWARD FUNDS, INC. (formerly Capstone Christian Values Fund, Inc.) ("Fund") on behalf of its outstanding series, is hereby further amended and restated as follows:

WHEREAS, the Fund is a Maryland corporation organized under Articles of Incorporation dated May 11, 1992, (the "Articles") and is authorized to divide and classify its common shares into separate series and classes of shares and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company;

WHEREAS, the series named in Appendix A hereto (each, a "Series") are separate series of the Fund's shares of common stock, each Series having the classes of Shares designated in Appendix A (each, a "Class") (references to Fund herein shall include Series and Classes unless the context otherwise requires; references to Series herein shall include each of its Classes, unless the context otherwise requires);

WHEREAS, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Sale of Shares - The Fund grants to the Distributor the right to sell shares of the Series during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended ("1933 Act"), and applicable laws governing the sale of securities in the various states ("Blue Sky Laws") under the following terms and conditions: the Distributor shall have the right to sell, as agent on behalf of the Series, shares authorized for issue and registered under the 1933 Act.

2.	Sale of Shares by the Series - The rights granted to the Distributor shall be nonexclusive in that the Fund reserves the right to sell shares of each Series to investors on applications received and accepted on behalf of the Series. Further, the Fund reserves the right to issue shares of each Series in connection with the merger or consolidation of such Series with, or acquisition of, through purchase or otherwise, any other investment company, trust, or personal holding company.

3.	Shares Covered by this Agreement - This agreement shall apply to unissued shares of each Series, shares of each Series held in its treasury in the event that in the discretion of the Fund on behalf of the Series treasury shares shall be sold, and shares of the Series repurchased for resale.

4.	Public Offering Price - Except as otherwise noted in the Series' current Prospectus, all shares sold to investors by the Distributor or a Series will be sold at the public offering price of each Class of such Series. The public offering price for each Class, for all accepted subscriptions, will be the net asset value per share of the particular Class, as determined in the manner described in the Series' current Prospectus, plus a sales charge (if any) described in the Series' current Prospectus for that Class. The Fund, on behalf of the respective Series, shall in all cases receive the net asset value per share on all sales of shares of each Series. If a sales charge is in effect, the Distributor shall have the right, subject to such rules or regulations of the Securities and Exchange Commission ("SEC") as may then be in

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

effect pursuant to Section 22 of the 1940 Act, to retain the sales charges or to re-allow all or a portion of the sales charge to dealers who have sold shares of the Series or particular Class, as applicable. The Distributor may also receive payments from a Series or Class, as applicable, for distribution-related services pursuant to any plan pursuant to Rule 12b-1 under the 1940 Act that may be adopted by the Fund's Board of Directors.

5.	Suspension of Sales - If and whenever the determination of net asset value for any Series or Class is suspended and until such suspension is terminated, no further orders for sales for that Series or Class, as applicable, shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Fund reserves the right to suspend sales of any Series or Class and the Distributor's authority to process orders for shares of any Series or Class if, in the judgment of the Fund, it is in the best interests of the Series or Class and their shareholders to do so. Suspension will continue for such period as may be determined by the Fund.

6.	Solicitation of Sales - In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for shares of the Series. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other entities, including other investment companies. This does not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is now registered.

7.	Authorized Representations - The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the appropriate registration statements or Prospectuses filed with the SEC under the 1933 Act (as these registration statements and Prospectuses may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use. This shall not be construed to prevent the Distributor from preparing and distributing sales literature or other material as it may be deem appropriate. The Distributor shall review and file all solicitation and advertising materials relating to the Fund with the SEC and/or the National Association of Securities Dealers ("NASD") to the extent required by applicable law or regulation.

8.	Portfolio Securities - Portfolio securities of the Series may be bought or sold by or through the Distributor, and the Distributor may participate directly or indirectly in brokerage commissions or "spreads" for transactions in portfolio securities of the Series.

9.	Registration of Shares - The Fund agrees that it will take all action necessary to register shares of each of the Series and Classes under the 1933 Act (subject to approval of its shareholders, if required) so that there will be available for sale the number of shares of each Series and Class the Distributor may reasonably be expected to sell. The Fund shall make available to the Distributor such number of copies of its currently effective Prospectus as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of shares of the Fund.

10.	Expenses - The Fund or applicable Series shall pay all fees and expenses (a) in connection with the preparation, setting in type and filing of any registration statement and Prospectus under the 1933 Act and amendments for the issue of its shares, (b) in connection with making notice filings and satisfying other requirements related to the offering and sale of shares of each Series in the various states in

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

which the Fund's Board of Directors shall determine it is advisable to offer and sell such shares, (c) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Fund in their capacity as such, and (d) of preparing, setting in type, printing and mailing Prospectuses sent annually to existing shareholders. Except as may be otherwise provided by any plan pursuant to Rule 12b-1 under the 1940 Act that may be adopted by the Fund's Board of Directors, the Distributor shall pay expenses of (a) printing and distributing any Prospectuses or reports prepared for its use in connection with the offering of the shares for sale to the public, (b) other literature used by the Distributor in connection with such offering, and (c) advertising in connection with such offering. It is recognized by the Fund that Capstone Asset Management Company may reimburse the Distributor for its direct and indirect expenses incurred in the distribution of the Fund's shares.

11.	Indemnification - The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each a "Distributor Indemnified Person") against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claims, damages, or expenses and reasonable counsel fees incurred in connection therewith), arising by reason of any person acquiring any shares, based upon the grounds that the registration statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Fund (as from time to time amended), included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Fund does not agree to indemnify any Distributor Indemnified Person or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor. In no case (i) is the indemnity of the Fund in favor of a Distributor Indemnified Person to be deemed to protect the Distributor or any person against any liability to the Fund or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Distributor Indemnified Person unless the Distributor Indemnified Person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor Indemnified Person (or after the Distributor Indemnified Person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to any Distributor Indemnified Person otherwise than on account of its indemnity agreement contained in this paragraph. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor Indemnified Persons that are defendants in the suit. In the event the Fund elects to assume the defense of any suit and retain counsel, the Distributor Indemnified Persons that are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnified Persons that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them, provided that the Fund is not obligated to reimburse the Distributor Indemnified Persons for more than one set of counsel to represent all Distributor Indemnified Persons in such suit. The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of any of Fund shares. No indemnification hereunder

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

shall be available in the case of a settlement unless the Distributor shall have approved such settlement (such approval not to be unreasonably withheld or delayed.)

The Distributor covenants and agrees that it will indemnify and hold harmless the Fund and each of its Directors and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act (each, a "Fund Indemnified Person"), against any loss, liability, damages, claims or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claims or expenses and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the 1933 Act or any other statute or common law, alleging (1) any wrongful act of or failure to comply with applicable laws, rules and regulations by the Distributor or any of its employees or (2) that (i) any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or (ii) the registration statement, any Prospectus or Statement of Additional Information, shareholder reports or other information filed or made public by the Fund (as from time to time amended), included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of a Fund Indemnified Person to be deemed to protect the Fund or any person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason or its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under the indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnified Person unless such Fund Indemnified Person shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund Indemnified Person (or after the Fund Indemnified Person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to a Fund Indemnified Person otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnified Persons that are defendants in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Fund Indemnified Persons that are defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Fund Indemnified Persons that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them, provided that the Distributor is not obligated to reimburse the Fund Indemnified Persons for more than one set of counsel to represent all Fund Indemnified Persons in such suit. The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the shares. No indemnification hereunder shall be available in the case of a settlement unless the Fund shall have approved such settlement (such approval not to be unreasonably withheld or delayed.)

12.	Acceptance or Rejection of Orders - The Distributor shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration received in connection with a rejected purchase order will be returned promptly. The Distributor agrees to promptly issue confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund, or, if so directed,

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

to any duly appointed transfer or shareholder servicing agent of the Fund. The net asset value of all shares that are the subject of such confirmations, computed in accordance with the applicable rules under the Investment Company Act of 1940, shall be a liability of the Distributor to the Fund to be paid promptly after receipt of payment from the originating dealer and not later than eleven business days after such confirmation even if the Distributor has not actually received payment from the originating dealer. If the originating dealer should fail to make timely settlement of its purchase order in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”), the Distributor shall have the right to cancel such purchase order and, at the Distributor's account and risk, to hold responsible the originating dealer. The Distributor agrees to promptly reimburse the Fund for any amount by which the Fund's losses attributable to any such cancellation, or to errors on the part of the Distributor in relation to the effective date of accepted purchase orders, exceed contemporaneous gains realized by the Fund for either of such reasons in respect to other purchase orders. The Fund shall register or cause to be registered all shares sold by the Distributor pursuant to the provisions hereof in such name or names and amounts as the Distributor may request from time to time. All shares of the Fund, when so issued and paid for, shall be fully paid and non-assessable.

13.	Reports - The Distributor shall prepare such reports for the Board of Directors of the Fund regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

14.	Compliance with Law - The Distributor represents, warrants, covenants and agrees that all activities by the Distributor and its agents and employees as distributor of the Fund's shares shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted by the U.S. Securities Exchange Commission (“SEC”) or FINRA. The Distributor represents and warrants that it is a member of FINRA and shall abide by all the rules of FINRA, including, without limitation, FINRA’s Conduct Rules. The Distributor agrees to notify the Fund immediately in the event of its expulsion or suspension by FINRA. The Distributor further represents that it will satisfy all requirements under state law or regulation that may be applicable to its activities under this Agreement.

15.	Anti-Money Laundering - The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible, following a request from the Fund, the Distributor will supply the Fund with copies of the Distributor's anti-money-laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

16.	Confidential Information - The Distributor has adopted the same privacy policy as the Fund and represents that has procedures in place reasonable designed to assure compliance with this policy and with Regulation S-P.

17.	Rule 38a-1 - The Distributor acknowledges that its policies and procedures designed to comply with the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) are subject to oversight by the Fund's Board of Directors. The Distributor agrees to (i) adopt, maintain and implement and maintain such policies and procedures in writing, (ii) to certify to the Fund's Board of Directors at least annually that such policies and procedures are reasonably designed to prevent violations of the Federal Securities Laws by the Distributor and (iii) to cooperate with the Fund and the Fund's Chief

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

Compliance Officer in fulfilling their oversight, review, reporting and recordkeeping responsibilities under Rule 38a-1.

18.	Effective Date - This amended agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force for one year from the effective date and thereafter shall continue from year to year as to each Series, provided each such annual continuance is approved by either (i) the vote of a majority of the Board members of the Fund, or by the vote of a majority of the outstanding voting securities of such Series, and (ii) the vote of a majority of those Board members of the Fund who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. In the event the continuation of this Agreement is not approved as to a particular Series, it will continue as to those Series as to which it has been approved. As used in this paragraph the terms "vote of a majority of the outstanding voting securities" and "interested person," shall have the respective meanings specified in the 1940 Act.

19.	Termination - This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the term "assignment" shall have the meaning specified in the 1940 Act. In addition to termination by failure to approve continuance, as provided in paragraph 18 hereof, or by assignment, this Agreement may at any time be terminated by either party upon not less than sixty days' prior written notice to the other party.

20.	Notice - Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at 3700 West Sam Houston Parkway South, Suite 250, Houston, Texas 77042, and if to the Distributor, at 3700 West Sam Houston Parkway South, Suite 250, Houston, Texas 77042.

21.	Limitation of Liability for Claim - The Distributor understands that certain rights and obligations of each Series under the Articles of Incorporation are separate and distinct from those of any and all other Series.

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

IN WITNESS, the Fund has executed this instrument in its name and behalf, and its seal affixed, by one of its officers duly authorized, and the Distributor has executed this instrument in its name and behalf, and its corporate seal affixed, by one of its officers duly authorized, as of the day and year above written.

STEWARD FUNDS, INC.

By:

Name:	Michael L. Kern, III, CFA

Title:	President, Treasurer

CAPSTONE ASSET PLANNING COMPANY

By:
President

Name:	Michael L. Kern, III, CFA

Title:	President

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016

Appendix A

Series	Classes

Steward Large Cap Enhanced Index Fund	Individual Class
Institutional Class

Steward Global Equity Income Fund	Individual Class
Institutional Class

Steward International Enhanced Index Fund	Individual Class
Institutional Class

Steward Select Bond Fund	Individual Class
Institutional Class

Steward Small-Mid Cap Enhanced Index Fund	Individual Class
Institutional Class

General Distribution Agreement – Steward Funds, Inc.

Effective: February 7, 2016